LIBERTY ALL-STAR EQUITY FUND

LIBERTY ALL-STAR GROWTH FUND, INC.

PROXY VOTING POLICY AND PROCEDURES

Procedure Creation Date:	December 15, 2011
Procedures Revised as of:	September 12, 2013, March 21, 2019
Applicable Authority:	Rule 30b1-4 under the Investment Company Act of 1940

The Liberty All-Star Equity Fund and Liberty All-Star Growth Fund, Inc. (each, a “Fund” and, collectively, the “Funds”) have adopted these Proxy Voting Policies and Procedures (the “Funds’ Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of shareholders of each Fund.

Shareholders of each Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. Each Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund’s and its shareholders’ investments. ALPS Advisors, Inc. (the “Adviser”) will seek to ensure that proxies are voted in the best interests of each Funds and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

I.	Delegation of Proxy Voting to Adviser

The Adviser shall vote all proxies relating to securities held by each Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”). The Funds’ sub-advisers have the ability to direct proxies as long as the determination is made in the best interest of shareholders.

II.	Disclosure of Proxy Voting Policies and Procedures in the Funds’ Statement of Additional Information (“SAI”) and Annual Report to Shareholders

Each Fund shall include in annual report to shareholders on Form N -CSR and in any SAI filed with the Securities and Exchange Commission in connection with a registration statement on Form N-2 a summary of the Proxy Policy. In lieu of including a summary of policy, each Fund may include the policy in full. Each Fund will send the foregoing documents to its shareholders within three business days of receipt of a request, by first-class mail or other means designed to ensure equally prompt delivery.

III.	Material Conflicts of Interest

If (i) the Adviser or Sub-Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the relevant Fund and (b) the Adviser, a sub-adviser or any of their affiliated persons, and (ii) the Adviser or Sub-Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in its Proxy Policy when voting such proxies.

IV.	Securities Lending Program

Certain Funds may participate in a securities lending program through a lending agent. When a Fund’s securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, at its discretion. The Adviser may employ a cost-benefit analysis to determine whether the cost of voting a proxy for a security on loan exceeds the expected benefit to the fund of voting the proxy. In performing this analysis, the Adviser will take into account the administrative burden of retrieving the securities as well as the size of the Fund’s holding in the security on loan and the likelihood that the vote will have a significant impact on the value of the holding.

V.	Adviser and Fund CCO Responsibilities

Each Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser is responsible for the following:

1)	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.

2)	Providing to each Fund’s Chief Compliance Officer (“CCO”) a summary of the material changes to a Proxy Policy during the period covered by the CCO’s annual compliance report to the Board, and a redlined copy of such Proxy Policy as applicable.

3)	The CCO shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act, and appear reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.

VI.	Review Responsibilities

The Adviser may retain a Proxy Voting Service to coordinate, collect, and maintain all proxy-related information, and to prepare and file each Fund’s reports on Form N-PX with the SEC.

The Adviser will review each Fund’s voting records maintained by the Proxy Voting Service and, on a quarterly basis, select a sample of proxy votes from those submitted and examine them against the Proxy Voting Service files for accuracy of the votes.

VII.	Preparation and Filing of Proxy Voting Record on Form N-PX

Each Fund will annually file its complete proxy voting record with the SEC on Form N-PX.

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Each Fund’s Administrator will be responsible for oversight and completion of the filing of the Fund’s reports on Form N-PX with the SEC. The Proxy Voting Service will prepare the EDGAR version of Form N-PX and will submit it to the Fund Administrator for review and approval prior to filing with the SEC. Each Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30 and the filing for each year will be made with the SEC on or before August 31 of that year.

VIII.	Recordkeeping

Documentation of all votes for the Funds’ will be maintained by the Adviser and/or the Proxy Voting Service.

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